Exhibit 99.1

LAZYDAYS WELCOMES TWO NEW BOARD MEMBERS

TAMPA, Fla., September 1, 2023 /PRNewswire/ — Lazydays (NasdaqCM: LAZY) today announced that Erika Serow will resign from the LAZY Board of Directors for personal reasons effective September 30, 2023.

“We are deeply grateful for Erika’s many contributions to the board over the past five years,” said Chris Shackelton. “As an original board member when Lazydays went public, Erika has had a significant impact on our trajectory. On behalf of the board and the entire company, I would to like thank Erika for her service.”

Concurrently, Suzanne Tager and Susan Scarola have been appointed to its Board of Directors effective September 30, 2023.

“We are pleased to welcome Suzanne and Susan to Lazydays,” said Chris Shackelton, Chairman of the Board. “Their leadership experiences at Bain & Company and DCH Auto Group, respectively, are specifically relevant and valuable as we continue to build Lazydays into the country’s preeminent RV dealership network.”

John North, Chief Executive Officer added, “Suzanne and Susan have track records of driving high performing organizations. They will be incredible assets to management and the board.”

Suzanne Tager is currently the Chief of Staff at Bain & Company, helping lead the firm’s global strategy and operations. She formerly served as Executive Vice President of Bain’s Retail and Consumer Products practices. She has deep expertise on consumer trends, including digital and omnichannel strategy, as well as growth and branding. She joined Bain in 1996.

Susan Scarola has 30 years of automotive retail experience, including as Chief Financial Officer, Chief Executive Officer and Vice Chair of DCH Auto Group, culminating in 2015 after its sale to Lithia Motors. Prior to being acquired, DCH was one of the 10 largest automotive groups in the United States. Susan has served on multiple automotive industry boards.

About Lazydays

Lazydays has been a prominent player in the RV industry since its inception in 1976, earning a stellar reputation for delivering exceptional RV sales, service, and ownership experiences. Its commitment to excellence has led to enduring relationships with RVers and their families, who rely on Lazydays for all their RV needs.

With a strategic approach to rapid expansion, Lazydays is growing its network through both acquisitions and new builds. Its wide selection of RV brands from top manufacturers, state-of-the-art service facilities, and an extensive range of accessories and parts ensure that Lazydays is the go-to destination for RV enthusiasts seeking everything they need for their journeys on the road. Whether you’re a seasoned RVer or just starting your adventure,

Lazydays’ dedicated team is here to provide outstanding support and guidance, making your RV lifestyle truly extraordinary.

Lazydays is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.”